Exhibit 10.59

UNOFFICIAL TRANSLATION ONLY FOR INTERNAL USE

EMPLOYMENT CONTRACT
Director in accordance with the articles of association

THE UNDERSIGNED;

1.               Euronext Amsterdam N.V., a public limited liability company established and having its registered office at Beursplein 5, 1012 JW Amsterdam, legally represented in this matter by the Chairman of the Supervisory Board of Euronext N.V. Mr. J.M. Hessels, the Chairman of the Managing Board of Euronext N.V. Mr. J.F. Théodore, and the Human Resources Director of Euronext Amsterdam N.V., Mr. S.B.L. Evers, hereinafter referred to as “the Employer”;

and

2.               Mr. JJ.M. van der Does de Willebois, born on 24 January 1959, hereinafter referred to as “the Employee”;

WHEREAS:

—              The Employer wishes to enter into an employment contract with the Employee, and the Employee shall be employed by the Employer in accordance with the terms, conditions and stipulations set out below.

—              The Employer is a wholly-owned subsidiary of Euronext N.V., for which company the Employee shall also work.  Where this employment contract refers to “the Employer”, this shall also be understood to mean Euronext N.V.

—              The Supervisory Board of Euronext N.V has nominated the Employee for the position of managing director of Euronext N.V. in accordance with article 16.3 of Euronext N.V.’s articles of association and shall notify shareholders of the intended appointment at the next general meeting of Euronext N.V.

—              The Employee shall be appointed Chairman of the Board of Management of Euronext Amsterdam N.V. at the next general meeting of Euronext Amsterdam N.V.

—              In view of the intended appointment of the Employee to the position of managing director in accordance with the articles of association of Euronext N.V., all decisions relating to the Employee’s remuneration and/or terms and conditions of employment shall be taken by the Supervisory Board of Euronext N.V.

HEREBY AGREE AS FOLLOWS:

Article 1                                                   Duration

1.1                                                                                 The Employee shall be employed by the Employer for a period of four years as from 1 November 2004, or as of an earlier date if possible.  If the employment contract is to be renewed, the Employer shall inform the Employee of this fact before the end of the 2007 financial year.  The parties have expressed their intention to extend the contract period by a similar length of time in the event that the Employee’s performance is Satisfactory.  If the contract expires and is not renewed, the Employee shall participate in the 2008 variable bonus scheme for the Managing Board of Euronext N.V, on a pro-rata basis.  The Employee shall participate in the 2004 bonus scheme for the Managing Board of Euronext N.V. on a pro-rata basis.

1.2                                                                                 This employment contract may be terminated before it expires by means of notice given by registered post at the end of a calendar month, with due observance of a notice period of three months by the Employee or six months by the Employer, as appropriate.

1.3                                                                                 If the Employee is dismissed during the period referred to in article 1.1, the maximum compensation that can be provided as severance pay shall be the Employee’s annual salary (fixed component of remuneration).  If, in the circumstances, this severance pay is manifestly unreasonable, a maximum amount of two years’ salary may be paid.  The Employer shall decide whether such a situation exists, in accordance with the requirements of reasonableness and fairness.  In the event that the Employee is deemed to be failing — as referred to in the Dutch Corporate Governance Code (provision 11.2 and the notes to best practice provision 11.2.7) — no severance pay will be awarded.

Article 2                                                   Position/activities

2.1                                                                                 In addition to his responsibilities as a member of the Managing Board of Euronext N.V. as prescribed by the articles of association, the Employee shall be responsible for the financial policy of the group of companies to which the Employer belongs and shall act as the Chairman of the Board of Management of Euronext Amsterdam N.V.  A Job description is enclosed (Appendix I).

2.2                                                                                 The Employee shall work at the Amsterdam and Paris sites of the group to which the Employer belongs.  The terms and conditions governing his work in Paris shall be agreed separately.  A copy of these terms and conditions is enclosed (Appendix II).

2.3                                                                                 The Employee shall perform his work to the best of his ability and shall devote all his skills and energy to promoting the interests of the group and the Employer.

Article 3                                                   Additional offices/positions

The Employee shall not accept any additional positions, paid or otherwise, with or for third parties without obtaining prior, express written permission from the Chairman of the Supervisory Board.  Any remuneration received in connection with such additional positions shall be for the Employer.

Article 4                                                   Salary and fringe benefits

4.1                                                                                 The Employee shall be paid a gross annual salary of €375,000, inclusive of holiday pay and thirteenth month bonus.  The salary shall be paid in twelve (12) equal instalments before the end of each month by means of a transfer to the bank account or giro account indicated by the Employee.  The holiday pay and thirteenth month bonus included in the salary shall be paid to the Employee on the dates on which the Employer usually makes such payments.  If the Employee receives income from any other company that forms part of the group to which the Employer belongs, this income shall be deducted from the amount stated above.

4.2                                                                                 The Supervisory Board has set the maximum bonus that can be obtained for the year 2004 at 125% of basic salary, based on the bonus policy set out in the annual report for 2003.  The performance criteria that govern the awarding of the bonus and the amount of bonus awarded are set once a year by the Supervisory Board.  The Employee shall be informed at the start of each year of the maximum bonus that can be obtained that year and the criteria imposed by the Supervisory Board.  The Employee shall not be entitled to receive any bonus payment if, prior to the day on which the bonus is paid, the employment contract is terminated either by the Employee or by the Employer for urgent reasons.

4.3                                                                                 On entering employment, the Employee shall be eligible for 40,000 options under the option plan that applies within the company, the Euronext Employees Stock Option Plan 2004, which was approved by shareholders at the annual general meeting on 26 May 2004.  A copy of this plan shall be sent to the Employee under separate cover.

4.4                                                                                 The Employer shall also compensate the Employee for all reasonable business expenses, as determined by the Employer, that are incurred in connection with the Employee’s work.  This shall be done in accordance with the group’s policy on claiming business expenses and on the basis of the submission of an itemized expense claim together with original vouchers.

4.5                                                                                 The Employee is entitled to 25 days’ holiday a year, which shall be taken after giving due consideration to the Interests of the Employer and the group to which it belongs.

4.6                                                                                 All other fringe benefits set out in the Staff Manual of Euronext Amsterdam apply to the Employee, except where this employment contract explicitly states otherwise.

Article 5                                                   Leased car

The Employee is entitled to a leased car in accordance with the car lease scheme of Euronext Amsterdam N.V.

The company car and company chauffeur shall be at the disposal of the Employee for travel relating to his activities in and around Amsterdam (including commuting).

Article 6                                                   Telephone/fax

The Employer shall reimburse the Employee for all reasonable costs incurred in connection with the use of a mobile telephone and for all costs relating to the telephone and fax at the Employee’s residential address in the Netherlands.  Any tax payable in connection with telephone or fax usage shall be for the account of the Employee.

Article 7                                                   Pension

The Employee shall participate in the Employer’s group pension scheme in accordance with the terms and conditions set out in the Staff Manual of Euronext Amsterdam.  If the basic terms and conditions of the Employer’s group pension scheme are changed during the term of this contract with material consequences for the Employee’s pension scheme, the consequences of this change for the Employee shall be discussed in advance with the Employee, taking due account of the pension schemes that apply to the other members of the Managing Board of Euronext N.V. (level playing field).

Article 8                                                   Incapacity for work

The arrangements relating to illness and incapacity for work as set out in the Staff Manual of Euronext Amsterdam shall apply to the Employee.  Furthermore, if the Employee becomes unfit for work (as defined in the Staff Manual of Euronext Amsterdam) within two months of commencing employment, he shall continue to receive his full salary (fixed component of remuneration).

Article 9                                                   Confidentiality

9.1                                                                                 For the duration of the employment contract as well as thereafter, the Employee shall make no announcements whatsoever that contain information about the Employer or companies affiliated with the Employer which he knows or ought to know is confidential.  The Employee shall also ensure that such confidential information cannot be used by others.

9.2                                                                                 The Employee may not keep in his possession or show or make available to third parties any books, correspondence, notes, drawings, calculations or other documents belonging to the Employer or to make any copies or drawings thereof, digital or otherwise, except where this is necessary in the course of his work, unless he has obtained prior written permission from the Employer.

9.3                                                                                 All documents containing confidential information, such as correspondence, notes, drawings and calculations, as well as copies thereof, digital or otherwise, irrespective of whether they have been made available to the Employee or are addressed personally to the Employee, must be returned immediately to the Employer as soon as requested, but in any event by the time the employment contract is terminated, together with all other company property that the Employee has in his possession.  The employee may not retain any copies, digital or otherwise, of these documents.

Article 10                                             Prohibition on recruitment of other employees

For the duration of the employment contract and for a period of twelve (12) months thereafter, the Employee may not recruit any employees of the Employer or any companies affiliated with the Employer to perform work for any other party unless the Employer’s express permission has been obtained.

Article 11                                             Competition

For a period of twelve (12) months following the termination of the employment contract, the Employee may not be involved in activities in the same area as the Employer’s business activities or in a related area unless he has obtained the Employer’s express written permission.

Article 12                                             Gifts

12.1                                                                           For the duration of the employment contract, the Employee may not accept or stipulate any commission, concessions or payment in any form whatsoever for himself unless the express written permission of the Chairman of the Supervisory Board of Euronext N.V. has been obtained.

12.2                                                                           The Employee may not accept any gifts or other benefits of any kind from third parties other than token gifts if it can be assumed that they have been offered to the Employee in connection with his position or the work he performs for the Employer.  If the Employee is offered such gifts or benefits by third parties, he must immediately report this to the Chairman of the Managing Board or the Chairman of the Supervisory Board of Euronext N.V.

Article 13                                             Conversion

If any article of this employment contract or component thereof is declared null and void or otherwise proves unenforceable, all other provisions shall continue to apply,

Article 14                                             General provisions

14.1                                                                           This employment contract is governed by Dutch law.

14.2                                                                           Any disputes relating to or ensuing from this employment contract shall be submitted to the competent court in Amsterdam exclusively unless the parties agree in writing to other arrangements.

14.3                                                                           The Employer has given the Employee a copy of the Staff Manual of Euronext Amsterdam.  The provisions of the Staff Manual apply except where this employment contract explicitly states otherwise.  By signing this employment contract, the Employee declares that he agrees to the provisions of the Staff Manual.

14.4                                                                           This employment contract is not governed by a collective labour agreement.

14.5                                                                           All amendments and/or additions to this employment contract shall be agreed between the parties in writing and require signing by both parties to become effective.

14.6                                                                           Notwithstanding the provisions of the previous article, the Employer has the right to make changes unilaterally to the terms and conditions of employment agreed between the parties if the importance of the amendments can in all reasonableness and fairness be considered to outweigh the Employee’s interests.

14.7                                                                           Contrary to the provisions of article 661 (1) of Book 7 of the Dutch Civil Code and article 170 (3) of Book 6 of the Dutch Civil Code, the Employer may institute recovery proceedings against the Employee for damage caused to the Employer or a third party by the Employee, to the extent that the Employee is insured against such damage.

Thus drawn up and signed in duplicate on 8 September 2004

On behalf of the Employer:	The Employee:

J.M. Hessels	J.J.M. van der Does de Willebois

J.F. Théodore

S B.L. Evers